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                                                                    EXHIBIT 99.1

                           N E W S   R E L E A S E


(KING PHARMACEUTICALS LOGO)
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE



                          KING PHARMACEUTICALS ACQUIRES
                      PRIMARY CARE BUSINESS UNIT FROM ELAN

               ACQUISITION INCLUDES SONATA(R) AND SKELAXIN(R) AND
             INCREASES KING'S PRIMARY CARE SALES FORCE BY NEARLY 70%

BRISTOL, TENNESSEE, January 30, 2003 - King Pharmaceuticals, Inc. (NYSE:KG) announced today that the Company and Elan Corporation, plc (NYSE:ELN) have signed a definitive agreement for King to acquire Elan's primary care business unit in the United States and Puerto Rico, which includes two branded prescription pharmaceutical products, including rights to potential new formulations of the products, together with Elan's experienced primary care field sales force consisting of over 400 representatives. The products acquired include Sonata(R) (zaleplon), a nonbenzodiazepine treatment for insomnia, and Skelaxin(R) (metaxolone), a muscle relaxant, in the United States, its territories and possessions, and the Commonwealth of Puerto Rico, and related new drug applications, copyrights, patents, and licenses to certain patents associated with potential new formulations of such products. As part of the transaction, King will acquire certain intellectual property, regulatory, and other assets relating to Sonata(R) directly from Wyeth Pharmaceuticals. The total consideration paid by King at closing will equal $850 million. Net sales of Sonata(R) and Skelaxin(R) in the United States and Puerto Rico totaled approximately $238 million during 2002.

Jefferson J. Gregory, Chairman and Chief Executive Officer of King, stated, "We are extremely pleased to announce our acquisition of Elan's primary care business which includes Sonata(R) and Skelaxin(R). The addition of Elan's dedicated primary care field sales force of over 400 representatives to our established sales and marketing capabilities should particularly well position Sonata(R) for strong long-term growth and significantly enhance the Company's ability to successfully promote and grow our other branded prescription pharmaceutical products."

Sonata(R) is a nonbenzodiazepine short-acting treatment for insomnia, with most patients experiencing the onset of sleep within ten to twenty minutes of taking the drug. With a short half-life of approximately one hour and a four to five hour duration of action, the product can be taken in the middle of the night without residual side effects such as drowsiness, loss of memory, or impact on psychomotor skills. Sonata(R) was developed by Wyeth and approved for marketing in the United States in 1999. Sonata(R) has Hatch-Waxman exclusivity through August 2004 and a composition of matter patent which the U.S. Patent and Trademark Office is expected to extend through June 2008. Net sales of Sonata(R) totaled approximately $93 million during 2002.



                                     (MORE)

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In connection with the transaction, King and Elan have entered into a
Reformulation Agreement whereby Elan will continue its ongoing development of new formulations of Sonata(R), including an extended release product. King will reimburse Elan for costs incurred in connection with the formulation development program for Sonata(R), and will pay Elan potential payments totaling over $70 million upon the successful attainment of certain significant development milestones, including regulatory approval. Furthermore, King will pay Elan a reasonable royalty on net sales of each new formulation of Sonata(R), plus a potential one-time milestone payment of $15 million upon the achievement of a specified net sales threshold.

Mr. Gregory commented, "With an excellent efficacy and safety profile, and as one of only two approved nonbenzodiazepines for the treatment of insomnia, we believe Sonata(R) provides King with a differentiated product in the nonbenzodiazepine dominated insomnia market of approximately $2 billion, which is experiencing continued strong growth. Moreover, with a composition-of-matter patent expected to extend through June 2008, and the opportunity to potentially develop a new improved formulation with patent protection through 2018, we believe Sonata(R) provides King with another potential cornerstone product and a significant opportunity to drive growth for this Company well into the next decade."

Mr. Gregory continued, "Elan has made significant strides in the development of new formulations of Sonata(R) utilizing their proprietary delivery technology. Phase II clinical studies involving an extended release formulation of Sonata(R) are expected to begin within a year. We believe the successful development of such a formulation should potentially protect Sonata(R) from generic competition beyond the expiration of the product's composition-of-matter patent and provide Sonata(R) with additional long-term exclusivity."

Kyle P. Macione, President of King, added, "Our acquisition of Elan's primary care field sales force represents a transformational event for our Company by dramatically expanding our current number of sales representatives to a total of over 1,200 individuals. This significantly enhances our existing, proven sales and marketing capability and positions us to compete even more effectively in the primary care marketplace. Moreover, this should allow us to more aggressively expand the representation of our branded prescription pharmaceutical products among primary care providers."

Skelaxin(R) is a muscle relaxant indicated for the relief of discomforts associated with acute, painful musculoskeletal conditions and has a method-of-use patent through December 2021 claiming increased bioavailability when administered to a patient with food. The U.S. Food and Drug Administration ("FDA") approved in 2002 a supplemental New Drug Application ("sNDA") for Skelaxin(R) recognizing the drug's increased bioavailability when taken with food. Furthermore, the FDA has approved a citizen's petition requiring Abbreviated New Drug Applications ("ANDA") for generic equivalents to Skelaxin(R) to include in-vivo studies that evaluate the products' comparability to Skelaxin(R) relative to food effects. Eon Labs and Corepharma LLC each recently submitted to the FDA an ANDA for a generic equivalent to Skelaxin(R) 400mg, with each application including a paragraph IV certification pertaining to the Skelaxin(R) method-of-use patent that does not expire until December 2021. Net sales of Skelaxin(R) totaled approximately $145 million during 2002.



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Mr. Macione said, "Skelaxin(R) is the only branded prescription pharmaceutical product without a generic substitute in the muscle relaxant market. As such, Skelaxin(R) is well positioned for growth as the product is promoted through the same proven sales force that has achieved an impressive 26% growth in total prescriptions during the twelve months ending September 30, 2002, as compared to the same period of the prior year. Total prescriptions for Skelaxin equaled approximately 4,805,000 during the twelve months ending September 30, 2002 according to NDC Health monthly prescription data." Mr. Macione further commented, "King intends to continue to defend the Skelaxin(R) patent. Furthermore, as part of this transaction, King and Elan plan to enter into an agreement relating to new formulation development for Skelaxin(R)."

In connection with the transaction announced today, Elan will assign to King the Supply Agreement relating to the supply of Sonata(R) to Elan by Wyeth. Under the assigned Supply Agreement, Wyeth will supply King's requirements for Sonata(R) until April 2010.

The transaction is expected to close before the end of April 2003, subject to the satisfaction of certain contingencies, including approval by the holders of a majority of the outstanding common stock of Elan, appropriate governmental approval, and other customary conditions.

This transaction is immediately accretive to King's earnings upon closing. The Company plans to provide 2003 projected ranges for estimated revenue and diluted earnings per share on Tuesday, February 4, 2003.

King, headquartered in Bristol, Tennessee, is a vertically integrated pharmaceutical company that manufactures, markets, and sells primarily branded prescription pharmaceutical products. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry created by cost containment initiatives and consolidation among large global pharmaceutical companies. King's strategy is to acquire branded pharmaceutical products and to increase their sales by focused promotion and marketing and through product life cycle management.

This release contains forward-looking statements, which reflect management's current views of future events and operations, including, but not limited to, statements pertaining to King's planned acquisition of Elan's primary care business unit in the U.S. and Puerto Rico, including Sonata(R) and Skelaxin(R) and Elan's primary care field sales force, statements pertaining to the growth prospects for Sonata(R) and Skelaxin(R), statements pertaining to the U.S. Patent and Trademark Office's expected extension of the Sonata(R) composition of matter patent to June 2008, statements pertaining to Elan's continued development of new formulations of Sonata(R), statements pertaining to the planned new formulation development for Skelaxin(R), statements pertaining to potential milestone payments to Elan, statements pertaining to the planned initiation of Phase II clinical studies involving an extended release formulation of Sonata(R), statements pertaining to the potential of new formulations of Sonata(R) and patents related to such formulations to protect Sonata(R) from generic competition beyond the expiration of the product's composition-of-matter patent, statements pertaining to the ability of King's expanded sales force to enhance the sales and script growth of Sonata(R), Skelaxin(R), and King's other branded




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prescription pharmaceutical products, statements pertaining to King's plan to defend the Skelaxin(R) patent, statements pertaining to Wyeth supplying King's requirements for Sonata(R) until April 2010, statements pertaining to the planned closing of this transaction, and statements pertaining to this transaction being accretive to earnings upon closing. These forward-looking statements involve certain significant risks and uncertainties, and actual results may differ materially from the forward-looking statements. Some important factors which may cause results to differ include: the ability of King and Elan to consummate the contemplated transaction described above, dependence on approval of the transaction by the shareholders of Elan, dependence on the ability of King and Elan to obtain all necessary government approvals of the transaction and satisfy all other relevant contingencies, dependence on management of King's growth and integration of its acquisitions, dependence on King's ability to successfully develop, manufacture, and market and sell Sonata(R) and Skelaxin(R), dependence on Elan's ability to successfully develop new formulations of Sonata(R) and Skelaxin(R) with related effective patent protection, dependence on Elan's ability to timely initiate Phase II clinical studies involving an extended release formulation of Sonata(R), dependence on the U.S. Patent and Trademark Office extending the Sonata(R) composition of matter patent to June 2008, dependence on the enforceability of the Sonata(R) composition of matter patent, dependence on the enforceability of the Skelaxin(R) method-of-use patent, dependence on King's ability to maintain effective patent protection and exclusivity for Sonata(R) and Skelaxin(R), including new formulations of such products, and successfully defend against any attempt to challenge the enforceability of patents relating to the products, including any motion for summary judgment or other similar legal action, dependence on King's ability to prevent the introduction of generic competition for Sonata(R) and Skelaxin(R) prior to the expiration of the Sonata(R) composition of matter patent, the Skelaxin(R) method-of-use patent, and any patent related to any new formulation of Sonata(R) or Skelaxin(R), dependence on the enforceability of patents related to any new formulation of Sonata(R) or Skelaxin(R), dependence on the ability of King's dedicated field sales force representatives, including those acquired from Elan as part of this transaction, to successfully market Sonata(R), Skelaxin, and King's other branded prescription pharmaceutical products, dependence on Wyeth's ability to continue to supply King's requirements for Sonata(R) through April 2010, dependence on King's ability to continue to successfully execute the Company's proven growth strategies, and the high cost and uncertainty of research, clinical trials, and other development activities involving pharmaceutical products, dependence on the availability and cost of raw materials, dependence on no material interruptions in supply by contract manufacturers of King's products, dependence on the potential effect on sales of our existing branded pharmaceutical products as a result of the potential development and approval of a generic substitute for any such product or other new competitive products, dependence on whether our or Elan's customers order or have ordered pharmaceutical products in excess of normal quantities during any quarter which could cause our sales of branded pharmaceutical products to be lower in a subsequent quarter than they would otherwise have been, dependence on the potential effect of future acquisitions and other transactions pursuant to our growth strategies on King's financial and other projections, dependence on our compliance with FDA and other government regulations that relate to our business, and dependence on changes in general economic and business conditions, changes in current pricing levels, changes in federal and state laws and regulations, and manufacturing capacity constraints. Other important factors that may cause actual results to differ materially from the forward-looking statements are




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discussed in the "Risk Factors" section and other sections of King's Form 10-K for the year ended December 31, 2001 and Form 10-Q for the quarter ended September 30, 2002, which are on file with the Securities and Exchange Commission. King does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

                                      # # #

                                    Contact:

                James E. Green, Vice President, Corporate Affairs
                                  423-989-8125

                                EXECUTIVE OFFICES

                              KING PHARMACEUTICALS
                   501 FIFTH STREET, BRISTOL, TENNESSEE 37620